EXHIBIT 99.1

15 West 6th Street, Suite, 1800 · Tulsa, Oklahoma 74119 · (918) 513-4570 · Fax: (918) 513-4571
www.laredopetro.com

Laredo Petroleum Names Michael T. Beyer Chief Accounting Officer

TULSA, OK - April 9, 2014 - Laredo Petroleum, Inc. (NYSE: LPI) (“Laredo” or “the Company”), today announced the promotion of Michael T. Beyer to Vice President - Controller & Chief Accounting Officer. Mr. Beyer, who has been with Laredo since 2007, has served as Controller since 2012.
“Michael has been an integral part of Laredo’s success for many years,” said Randy A. Foutch, Chairman and CEO of Laredo. “His 11 years of experience in oil and gas accounting has been invaluable as Laredo has grown from a small private company to a publicly traded company with a multi-billion dollar market capitalization. We are pleased to have someone with Michael’s expertise to head our accounting activities.”
Prior to joining the Company, Mr. Beyer spent five years at a private energy company. He received his Bachelor of Business Administration in Accounting from the University of Oklahoma and is a Certified Public Accountant.
Laredo Petroleum, Inc. is an independent energy company with headquarters in Tulsa, Oklahoma. Laredo's business strategy is focused on the exploration, development and acquisition of oil and natural gas properties primarily in the Permian region of the United States.
Additional information about Laredo may be found on its website at www.laredopetro.com.

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Contacts:
Ron Hagood: (918) 858-5504 - RHagood@laredopetro.com

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